Exhibit 99.1

News Release | For Immediate Release

Zix Corporation CEO Provides Corporate Update for Q4 and Year-End 2007
Company improves upon record-breaking revenue year by exceeding cash guidance
DALLAS — January 8, 2008 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today offered a corporate update by its chief executive officer, Rick Spurr.
“ZixCorp finished off a tremendous year for the Company with a solid quarter in each of our core businesses – Email Encryption and e-Prescribing,” said Spurr. “Preliminary revenue estimates are that we will meet our guidance of $6.3 to $6.8 million for the fourth quarter, giving the Company full year 2007 estimated revenues between $23.4 and $23.9 million or 28 to 30 percent year-on-year growth over 2006. Our ending unrestricted cash balance of $12.2 million exceeded our already increased guidance range of $11.5 to $11.8 million, and was well ahead of our original year-end cash balance target of $8 million. At the same time, we repaid all of our outstanding debt and ended the year with no borrowings. We also remain on track to attain our goal of achieving positive cash flow in Q1 2008. I believe the Company has never been stronger in terms of fundamentals; we have built a solid financial platform which allows us, now more than ever, to focus on accelerating growth.”
“We had a strong finish to a very good year in our Email Encryption business,” continued Spurr. “Our new first-year orders for the fourth quarter 2007 were $1.4 million, up 29 percent over the comparable quarter in 2006. For all of 2007, our new first-year orders were $5.5 million vs. $4.7 million in 2006. Total Email Encryption orders in Q4 were $6.5 million, bringing full year 2007 orders to $24.2 million, up 38 percent over 2006. Our strength in the healthcare market continued, where we now have over 1,000 hospitals using our service and a presence in every state in the country. The renewal rate also remained strong, as we finished the year with a 99 percent customer renewal rate based on revenue. These solid results reinforce our position as the leading hosted Email Encryption Service, as evidenced by our coveted position in the Leader’s Quadrant of Gartner’s Magic Quadrant for Email Encryption published in Q4.”
Of the company’s e-prescribing business, Spurr said, “Our PocketScript business exceeded the high end of the 250-300 e-prescribing deployment guidance for the fourth quarter with 327 deployments. As previously disclosed, we expect deployments in Q1 2008 to remain in the 250 –
Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 207 | www.zixcorp.com

300 range. We processed over 2 million e-scripts in the fourth quarter, bringing the full year total prescriptions processed to 7.4 million, an increase of 40 percent over 2006. Our payor-sponsored programs continue to experience success, with the Company concluding the year with contract extensions for two of ZixCorp’s longest-running e-prescribing programs: for the second year Independence Blue Cross and for the fourth year Blue Cross and Blue Shield of Massachusetts each extended its e-prescribing program contract with the Company by agreeing to license renewals for previously deployed PocketScript physicians who satisfied the sponsors’ criteria.”
ZixCorp to Announce Fourth Quarter and Year-End 2007 Results on February 19
The Company’s fourth quarter and year-end 2007 operating results will be released after close of the U.S. financial markets on February 19, 2008. The Company will hold a conference call to discuss this information on February 19 at 5:00 p.m. ET.
A live Webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-786-2960 or toll-free 800-884-5695 and entering access code 49789109. An audio replay of the conference will be available until February 26, by dialing 617-801-6888 or toll-free 888-286-8010, and entering the access code 12526061, and after that date via Webcast on the Company’s Web site.
About Zix Corporation
ZixCorp is the leading provider of easy-to-use-and-deploy email encryption and e-prescribing services that Connect entities with their customers and partners to Protect and Deliver sensitive information in the healthcare, finance, insurance and government industries. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service reduces costs and improves patient care by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are not a guarantee of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the Company’s continued operating losses and use of cash resources; the Company’s ability to achieve broad market acceptance for the Company’s products and services, including the Company’s ability to enter into new sponsorship agreements for the e-prescribing services offered by its PocketScript, Inc. subsidiary and the Company’s ability to continue realizing acceptance of its Email Encryption business in its core markets of healthcare and financial and to achieve market acceptance of its Email Encryption business in other markets; the Company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written, from its PocketScript e-Prescription business; the Company’s ability to establish and maintain strategic relationships to gain customers and grow revenues, particularly in its Email Encryption business; the expected increase in competition in the Company’s Email Encryption and e-Prescription businesses; and the Company’s ability to successfully and timely introduce new Email Encryption and e-Prescription products and services or related products and services and implement technological changes. Further details pertaining to such risks and uncertainties may be found in the Company’s public filings with the SEC.
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ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 207 | www.zixcorp.com